Exhibit 99.1

DigitalBridge Announces CFO Transition

Thomas Mayrhofer Named Chief Financial Officer and Treasurer, Effective by Q2 2024

Jacky Wu to Continue to Serve as Chief Financial Officer Through Transition Period

BOCA RATON, Fla. – Dec. 1, 2023 – DigitalBridge Group, Inc. (NYSE: DBRG) (“DigitalBridge” or the “Company”) today announced an agreement with Thomas Mayrhofer to serve as the Company’s Chief Financial Officer and Treasurer, effective by the second quarter of 2024. He will succeed Jacky Wu, who will continue in his role through the Company’s 2023 reporting cycle. Mr. Mayrhofer will join DigitalBridge on January 8, 2024, and work with Mr. Wu and the DigitalBridge team during the first quarter of 2024 to ensure a smooth transition and complete the Company’s previously disclosed succession process.

Mr. Mayrhofer brings more than two decades of robust financial and operational experience across the asset management industry. He spent nearly 18 years at The Carlyle Group in a variety of financial roles across all of the firm's products—including private equity, energy, real estate and credit. He concluded his tenure at Carlyle as a Partner and CFO of the firm’s Private Equity business, where he led a team of more than 90 finance professionals and had oversight of approximately $100 billion of assets under management. Following Carlyle, he served as CFO and, subsequently, Chief Operating Officer at alternative asset manager EJF Capital, where he was responsible for the firm’s financial, operational, technology, and legal functions.

“Tom is a talented executive with an impressive track record of financial leadership at major asset management firms, and I am delighted to welcome him to our team,” said Marc Ganzi, Chief Executive Officer of DigitalBridge. “Tom’s skillset and background are an ideal fit with DigitalBridge as we complete our transition to a pure-play alternative asset manager and continue growing an investment management platform built to meet the remarkable demand for digital infrastructure on a global basis.”

Mr. Ganzi continued, “I also want to thank Jacky publicly for his partnership and the tremendous role he has played in executing DigitalBridge’s successful transformation over the past four years. Jacky is a leader, role model and friend to all of us at DigitalBridge, and we are grateful for his ongoing support.”

“I am honored to join Marc and the DigitalBridge team at this exciting time,” said Mr. Mayrhofer. “DigitalBridge’s position as the leading alternative asset manager serving the fast-growing digital infrastructure sector is a testament to the strength of its people and strategy, and I look forward to working closely with Jacky and the rest of the team over the coming months as we continue to reinforce our position as the partner of choice in the digital infrastructure space.”

“We have made amazing strides over the last four years, and I am tremendously proud of helping to lead a great team and firm through an important transformation,” said Mr. Wu. “Tom is a thoughtful and experienced leader, and I am confident he is the right person to assume this role as DigitalBridge enters its next chapter of growth.”

Nancy Curtin, Chair of the Company’s Board of Directors, added, “The DigitalBridge Board would like to thank Jacky for his incredible service to the firm and wish him the best in his future endeavors. We also extend a warm welcome to Tom and very much look forward to working with him on continuing to build the premier investment management platform focused on digital infrastructure.”

About DigitalBridge

DigitalBridge (NYSE: DBRG) is a leading global alternative asset manager dedicated to investing in digital infrastructure. With a heritage of over 25 years investing in and operating businesses across the digital ecosystem, including cell towers, data centers, fiber, small cells, and edge infrastructure, the DigitalBridge team manages $75 billion of infrastructure assets on behalf of its limited partners and shareholders.

Exhibit 99.1
Headquartered in Boca Raton, DigitalBridge has key offices in New York, Los Angeles, London, Luxembourg, and Singapore. For more information, visit: www.digitalbridge.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include the duration of the CFO transition period, the rate of growth of the Company’s investment management platform and other risks and uncertainties, including those detailed in DigitalBridge’s Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, and its other reports filed from time to time with the U.S. Securities and Exchange Commission. All forward-looking statements reflect DigitalBridge’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. DigitalBridge cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. DigitalBridge is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and DigitalBridge does not intend to do so.

Contacts:

INVESTOR RELATIONS

Severin White
Managing Director, Head of Investor Relations
212.547.2777
severin.white@digitalbridge.com

PRESS & MEDIA

Joele Frank, Wilkinson Brimmer Katcher
Sarah Salky / Aura Reinhard
212.355.4449
dbrg-jf@joelefrank.com